                                                                    Exhibit 12.2

Gables Realty Limited Partnership
Ratio of earnings to combined fixed charges and preferred dividends Dollars in thousands

                                                                                                              Gables Realty Limited
                                                                Gables Realty Limited Partnership            Partnership Predecessor
                                                               --------------------------------------------  -----------------------

                                                                        Years ended 12-31
                                                               --------------------------------  1-26-94 -    1-1-94 -   Year ended
                                                               1997         1996        1995     12-31-94     1-25-94     12-31-93
                                                               --------------------------------------------  -----------------------
Net income before gain on sale of
 real estate assets, loss on treasury
 lock extension and extraordinary items                         $31,931     $27,541     $18,369     $15,972        ($92)      $4,520
                                                               --------------------------------------------  -----------------------

Plus Fixed Charges and Preferred Dividends:
 Interest expense                                                24,804      21,112      13,088       8,345       1,043       12,253
 Credit enhancement fees                                            509         576         710         661          35          591
 Interest capitalized                                             5,161       4,373       7,481       3,031          54        1,053
 Loan cost amortization expense                                     992       1,348         932         893         234        1,132
 Loan cost amortization capitalized                                 182         285       1,508       1,176           0          110
 Preferred dividends                                              4,163           0           0           0           0            0
                                                               --------------------------------------------  -----------------------

Total fixed charges and preferred dividends(1)                   35,811      27,694      23,719      14,106       1,366       15,139


Less:
Interest capitalized                                              5,161       4,373       7,481       3,031          54        1,053
Loan cost amortization capitalized                                  182         285       1,508       1,176           0          110
                                                               --------------------------------------------  -----------------------

Adjusted earnings (2)                                            62,399      50,577      33,099      25,871       1,220       18,496
                                                               --------------------------------------------  -----------------------

Ratio (2 divided by 1)                                             1.74        1.83        1.40        1.83        0.89         1.22
                                                               ============================================  =======================
Coverage deficiency                                                                                                (146)
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